UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(D) The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 26, 2011

VGTEL, INC.
(Exact Name of registrant as specified in its Charter)

000-52983
New York		01-0671426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Rella Blvd.  Suite 174
Suffern, NY 10901
 (Address of principal executive offices) (Zip Code)

(845- ) 368-0110
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities.

On August 30, 2011 the Company granted 200,000 shares of its common stock to its former director Joseph Indovina, and 100,000 shares to each of Bruce Minsky, director, Lori Dente, former director, Colin Mitchell former officer and Frank Queally, former director.  Shares vest in 90 days.   These shares have not been registered under the Securities Act of 1933 (the “Act”) and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Act.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02 (a)

On August 26, 2011 Joseph Indovina resigned as Chairman of the Board, Frank Queally, and Lori Dente resigned as directors.  There were no disagreements between Mr. Indovina, or Mr. Queally or Ms. Dente  and the Company regarding any matter relating to the Company’s operations, policies or practices.

Item 5.02 (b)

On August 26, 2011 Joseph Indovina resigned as Executive Vice President, Neil Bardach resigned as Chief Operations Officer, Lori Dente resigned as Treasurer, and Colin Mitchell resigned as Secretary.

Item 5.02 (c) and (d)

On August 26, 2011 the Board of Directors appointed Peter W. Shafran as Chief Executive Officer and Director, and Bruce Minsky,   a director since June 28, 2011, assumed the position as interim Chairman of the Board.

 Since 2010, Mr.  Shafran was the Executive Director of River Spirit Music, Producing, promoting and presenting musical shows for venues in Westchester.  He is also a practicing attorney.  He founded the Law Offices of Peter W. Shafran, LLC where he practices law in Connecticut, New York, and New Jersey since 1990.

Mr. Shafran will serve as director until his or her successor is elected. There are no arrangements or understandings between any prospective director and any other person pursuant to which he or she was selected as a prospective director.

Item 5.02 (e)

On August 26, 2011 the Board of Directors executed an employment agreement with Peter Shafran.  The Agreement provides a one year term, and an annual base salary of $60,000, of which the first three payments are deferred for ninety days.

On August 30, 2011 the Company granted 200,000 shares of its common stock to Joseph Indovina, and 100,000 shares to each of Bruce Minsky, Lori Dente, Colin Mitchell,   and Frank Queally.  Shares vest in 90 days.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
had any bankruptcy petitions filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions”, none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

Certain Relationships and Related Transactions:

Bruce Minsky a member of the board provided legal services to the firm in the amount of $38,552 and is owed a total of $74,442 for the period ended June 30, 2011.

Item 8.01 Other Events:

On August 30, 2011 the Board of Directors voted to change the name of the Company to 360Entertainment & Productions, Inc.   The name change is subject to shareholder approval and approval from FINRA.  In the interim, the Company registered a Certificate of Assumed Name with the State of NY.  The Company will be conducting business under the name of VGTel, Inc.,   DBA/ 360 Entertainment & Productions.

Item 9.01 Exhibits:

Exhibit 3.5	Certificate of Assumed Name, DBA
Exhibit 10-4	Employment Agreement with Peter Shafran
Exhibit 99-1	Press Release
Exhibit 99-2	Press Release
Exhibit 99-3	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VGTEL, INC.

Date: September 1, 2011	By:	/s/ Peter Shafran
		Name:	Peter Shafran
		Title:	Chief Executive Officer